Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CalciMedica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	2023 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(2)	1,274,095(3)	$1.69	$2,153,220.55	.00015310	$329.65

Equity	2023 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(2)	134,819(4)	$1.69	$227,844.11	.00015310	$34.88

Total Offering Amounts					$2,381,064.66		$364.53

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$364.53

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of CalciMedica, Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on June 20, 2025.

(3)

Represents (i) an additional 600,000 shares of Common Stock authorized for issuance under the 2023 Plan pursuant to an amendment to such plan that was approved by the Registrant’s stockholders on June 24, 2025 and (ii) 674,095 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2023 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2023 Plan. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2033, the number of shares authorized for issuance under the 2023 Plan will be automatically increased by the lesser of: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2023 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2023 ESPP. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2033, the number of shares authorized for issuance under the 2023 ESPP will be automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 195,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.